VolitionRx Announces Dr. Jason Terrell’s Transition to Full-Time Status

as Chief Medical Officer and Head of U.S. Operations

NAMUR, Belgium, January 5, 2016 - VolitionRx Limited (NYSE MKT: VNRX), a life sciences company focused on developing blood-based diagnostic tests for a broad range of cancer types and other conditions, today announced that Jason Terrell, MD transitioned to full-time status as Chief Medical Officer and Head of U.S. Operations, effective January 1, 2016. Dr. Terrell has served in a part-time capacity as the Company’s Chief Medical Officer and Head of U.S. Operations since March 2013.  Dr. Terrell will continue to lead and coordinate VolitionRx’s U.S. operations in preparation for initial market entry of the Company’s NuQ® blood tests for cancer in the U.S. and worldwide.

“The recent results of clinical trials by VolitionRx have been so compelling that we feel the time is right to employ a full-time Head of U.S. Operations in preparation for introducing our NuQ® blood tests to the U.S. market,” said Cameron Reynolds, President and Chief Executive Officer of VolitionRx. “In the past few months, we have secured U.S. patents to protect our key technologies and are making strong progress toward our goal of commercialization of NuQ® products. As a doctor holding medical licenses in 14 states across the U.S., Jason brings comprehensive experience and knowledge regarding the U.S. regulatory environment and competitive situation, which should be invaluable in developing VolitionRx’s strategy to enter the U.S. market and gain FDA approval of our NuQ® cancer tests.  In his role as VolitionRx’s Chief Medical Officer, Jason will continue to bring first-hand insights of a medical practitioner and a deep understanding of patient requirements.”

“In addition to now demonstrating more than 90% accuracy in detecting colorectal, pancreatic and lung cancers, NuQ® tests are non-invasive for patients, requiring only a single drop of blood, and are simple for doctors to administer on existing clinical laboratory instruments,” said Dr. Terrell. “As a doctor myself, it’s very exciting to be involved with bringing NuQ® tests to market as they have the potential to make major advances in the early detection of cancer, lead to a greater number of individuals being screened for various cancers, and significantly improve patient outcomes.”

Dr. Terrell earned his medical degree at the University of Texas and affiliate MD Anderson Cancer Center, with expertise in both clinical medicine and the laboratory diagnostics business.  He has a strong grounding in diagnostics and product commercialization and has both executive and board directorship experience with publicly traded companies in the biotechnology and pharmaceutical industries.  Between January 2013 and October 2015, he served on the Board of Directors of CDEX Inc., a publicly-held company developing drug validation technology, and between January 2012 and October 2015, as Medical Director of CDEX Inc.  In addition, over the last six years, Dr. Terrell has built and sold multiple private diagnostic laboratories and currently serves as a National Franchise Corporate Medical Director for Any Lab Test Now, which includes overseeing more than 70 franchises in 14 states.

Dr. Terrell earned a B.S. in Biochemistry from Hardin-Simmons University, where he graduated Summa Cum Laude, receiving the Holland Medal of Honor as the top graduate in the School of Science and Mathematics.  He then attended the University of Texas at Houston Medical School and affiliate MD Anderson Cancer Center to become Doctor of Medicine.  He undertook his General Medicine Internship, and Anatomic and Clinical Pathology Residency at Texas Tech University Health Sciences Center.  In February 2014, Dr. Terrell was the recipient of the Outstanding Young Alumni Award from Hardin-Simmons University.

About VolitionRx

VolitionRx is a life sciences company focused on developing diagnostic tests for cancer and other conditions. The tests are based on the science of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid – an indication that disease is present.

VolitionRx’s goal is to make the tests as common and simple to use, for both patients and doctors, as existing diabetic and cholesterol blood tests. VolitionRx’s research and development activities are currently centered in Belgium as the company focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

Visit VolitionRx’s website (http://www.volitionrx.com) or connect with us via Twitter, LinkedIn, Facebook or YouTube.

An animation introducing VolitionRx’s Nucleosomics® technology can be found at: https://www.youtube.com/watch?v=38dodCpyXf0.

Media Contacts

Anita Heward, VolitionRx

a.heward@volitionrx.com

Telephone: +44 (0) 7756 034243

Kirsten Thomas, The Ruth Group

kthomas@theruthgroup.com

Telephone: +1 (508) 280-6592

Investor Contacts

Scott Powell, VolitionRx

S.Powell@volitionrx.com

Telephone: +1 (646) 650-1351

Lee Roth, The Ruth Group

lroth@theruthgroup.com

Telephone: +1 (646) 536-7012

Safe Harbor Statement

Statements in this press release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as "expects," "anticipates," "intends," "plans," “aims,” “targets,” "believes," "seeks," "estimates," "optimizing," "potential," "goal," "suggests," “could,” “would,” “should,” “will” and similar expressions identify forward-looking statements.  These forward-looking statements relate to the effectiveness of the Company's bodily-fluid-based diagnostic tests as well as the Company's ability to develop and successfully commercialize such test platforms for early detection of cancer. The Company's actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, if we fail to develop and commercialize diagnostic products, we may be unable to execute our plan of operations. Other risks and uncertainties include the Company's failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in the Company's development pipeline or any other diagnostic products the Company might develop; the Company will face fierce competition and the Company's intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ® and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.